Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PENINSULA ACQUISITION CORPORATION
February 12, 2020
Peninsula Acquisition Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), hereby certifies as follows:

A.
The name of the Corporation is Peninsula Acquisition Corporation. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 31, 2017.

B.
This Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) amends the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 31, 2017 (the “Prior Certificate”), and has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

C.	Section 1 of the Prior Certificate is hereby amended and restated to read in its entirety as follows:

"1.	The name of the corporation is Transphorm, Inc. (the “Corporation”).”

D.
The Certificate of Amendment of the Prior Certificate so adopted reads in full as set forth above and is hereby incorporated by reference. All other provisions of the Prior Certificate remain in full force and effect.

IN WITNESS WHEREOF, Peninsula Acquisition Corporation has caused this Certificate of Amendment to be signed by Mario Rivas, a duly authorized officer of the Corporation, as of the first date set forth above.

PENINSULA ACQUISITION CORPORATION

By:	/s/ Mario Rivas
Name:	Mario Rivas
Title:	Chief Executive Officer

[Signature Page to Amendment to Certificate of Incorporation]